Exhibit 23.11

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-8 of Capital Bank Financial Corp. (formerly known as North American Financial Holdings, Inc.), of our report dated March 15, 2011 with respect to the consolidated balance sheet of Green Bankshares, Inc. and subsidiaries (Predecessor Company) as of December 31, 2010, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2010, which appears in Capital Bank Financial Corp.’s Prospectus filed pursuant to Rule 424(b)(1) under the Securities Act in connection with Capital Bank Financial Corp.’s Registration Statement on Form S-1 (File No. 333-175108), and incorporated by reference herein and to the reference to us under the heading “Experts” in such Prospectus. Our report refers to a change, effective January 1, 2009, in the method of accounting for other-than temporary impairments of debt securities in connection with the adoption of revised accounting guidance issued by the Financial Accounting Standards Board.

/s/ Dixon Hughes Goodman LLP

(formerly Dixon Hughes PLLC)

Atlanta, Georgia

September 19, 2012